RETIREMENT AND CONSULTING AGREEMENT

This Retirement and Consulting Agreement (this “Agreement”), dated effective as of March 31, 2007, confirms the following understandings and agreements between Allied World Assurance Company Holdings, Ltd (the “Company”) and G. William Davis, Jr. (hereinafter referred to as “you” or “your”).

W I T N E S S E T H:

WHEREAS, you and the Company are parties to that certain Employment Agreement between the Company and Allied World Assurance Company, Ltd (“AWAC”), dated as of November 1, 2006 (the “Employment Agreement”); and

WHEREAS, in connection with the mutual agreement of you and the Company relating to your retirement from the Company, and in consideration of the payments and benefits described herein, you and the Company have mutually agreed to terminate the Employment Agreement, and to enter into this Agreement setting forth the terms and conditions of your retirement from the Company on March 31, 2007 (the “Retirement Date”), and your engagement as a consultant to the Company thereafter.

NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is hereby agreed as follows:

1. Retirement and Severance Payments.

(a) Each of you and the Company confirm your retirement from the Company and its subsidiaries effective as of the close of business on the Retirement Date, and your resignation from any and all positions you held as an employee, officer or director of the Company or its subsidiaries as of the Retirement Date.

(b) In connection with your retirement, you will be entitled to receive (i) all accrued but unpaid base salary through the Retirement Date; (ii) any unpaid or unreimbursed business expenses incurred in accordance with Company policy, to the extent incurred prior to the Retirement Date; (iii) any benefits provided under the Company’s employee benefit plans due generally upon a termination of employment, in accordance with the terms therein, including rights to equity in the Company pursuant to any plan or grant and the right to receive tax reimbursement payments accrued but unpaid for periods prior to the Retirement Date; and (iv) rights to indemnification by virtue of your position as former officer or director of the Company or its subsidiaries and the benefits under any directors’ and officers’ liability insurance policy maintained by the Company, in accordance with its terms thereof.

(c) In connection with your retirement, all options to purchase common shares of the Company granted under the Company’s Amended and Restated 2001 Employee Stock Option Plan and restricted stock units granted under the Company’s Amended and Restated 2004 Stock Incentive Plan (collectively, the “Equity Awards”) will become immediately vested. The Equity Awards will otherwise remain subject to the terms and conditions of the Company’s Amended and Restated 2001 Employee Stock Option Plan and Amended and Restated 2004 Stock Incentive Plan, as applicable. In addition, for purposes of the Company’s Long-Term Incentive Plan (the “LTIP”), you will be deemed to have a Performance Period Percentage (as defined in the LTIP) equal to 150% such that the Company will provide you with shares equal to 150% of your Target LTIP Award (as defined in the LTIP), such shares to be delivered on or as soon as practicable following the Retirement Date.

(d) From and after the Retirement Date, except for such rights as are granted by this Agreement, you will no longer be entitled to receive any further payments, compensation or other monies (including severance compensation) from the Company or any of its subsidiaries or to receive any of the benefits or participate in any benefit plan or program of the Company or any of its subsidiaries, including without limitation, any salary payment, bonus payment, severance payment, salary continuation payment, accrued vacation or unused personal days and expense reimbursements, and the Company and AWAC will have no further obligations under the Employment Agreement.

(e) Prior to the Retirement Date, you will deliver to the Company all of (i) the property of the Company or its subsidiaries, including credit cards, cell phones, handheld devices (e.g., Blackberry), equipment, card-key passes, door and file keys, computer access codes, software and other property that you received, prepared or helped prepare in connection with your employment with the Company; and (ii) all documents and data, of any nature and in whatever medium, containing or pertaining to any Confidential Information (as defined in paragraph 4 below). You also agree that you have not retained and will not retain any copies, duplicates, reproductions or excerpts of the above items.

(f) All payments provided for in this paragraph 1 will be reduced by any and all applicable withholdings, contributions and payroll taxes.

2. Consulting Appointment.

(a) On April 1, 2007, the Company will appoint you, and you will serve the Company, in the capacity of a consultant to the business of the Company and its subsidiaries, through the close of business on March 31, 2008 (the “Consulting Period”); provided, however, that the Consulting Period will be automatically extended, without further action by either you or the Company, by one (1) additional year, first on March 31, 2008, and on each March 31 thereafter, unless either you or the Company provide the other with not less than sixty (60) days’ prior written notice of either’s election not to extend the Consulting Period.

(b) During the Consulting Period, you agree to act as a consultant and render your assistance and participation, giving at all times the full benefit of your knowledge, expertise, technical skill and ingenuity, in all matters involved in or relating to the business of the Company and its subsidiaries (the “Consulting Services”). Consistent with your independent contractor status, you will retain ultimate control over the provision of the Consulting Services hereunder, with such Consulting Services to be performed at times and places to be mutually agreed upon; provided, however, that you will not be required to perform Consulting Services in excess of 250 hours per year (including travel time).

(c) In consideration of the Consulting Services, during the Consulting Period, the Company will provide you with the following payments and benefits:

(i) For each one-year period of the Consulting Period (i.e., April 1 – March 31), you will be entitled to receive an amount equal to $120,000 (the “Consulting Fees”). The Consulting Fees shall be paid in eight (8) substantially equal monthly installments, payable on the first day of each calendar month from May through December. You shall also be reimbursed for your reasonable business expenses incurred in connection with the Consulting Services rendered to the Company or it subsidiaries.

(ii) You will be entitled to participation, on the same basis as the other members of the Executive Management Committee of the Company, in any health and insurance plans now or hereafter maintained by the Company or its subsidiaries during the Consulting Period.

(iii) During the 2007 calendar year, you will continue to be eligible to participate in the Company’s policies relating to tax gross-up payments for housing and tax preparation services, on the same basis as provided to members of the Executive Management Committee of the Company during such calendar year.

(iv) The Company will continue to pay for your housing and utilities in Bermuda through September 30, 2007, such payments to be made on the same basis as those made to members of the Executive Management Committee of the Company. Thereafter, in connection with your repatriation to the United States, the Company will reimburse you for the actual and reasonable costs associated with shipping your household items to a location in the United States of your choosing, and such other actual and reasonable moving expenses incurred by you. In addition, the Company will pay for the cost of two (2) one-way business class airline tickets to the United States for you and your spouse.

(v) The provisions and benefits provided under that certain Indemnification Agreement between you and the Company, dated August 1, 2006, shall continue in effect during the Consulting Period.

(d) Nothing in this paragraph 2 will be taken to imply any relationship of partnership, agency or employer and employee between you and the Company following the Retirement Date. During the Consulting Period you will be an independent contractor, and not an employee of the Company, for purposes of all applicable laws and regulations governing employment insurance, workers’ compensation, industrial accidents, labor and taxes.

(e) As an independent contractor, you will be solely responsible for, and the Company will not withhold from any amounts payable under this paragraph 2, any applicable taxes payable with respect to the payments and benefits provided to you under this paragraph 2.

3. Release.

(a) As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) For and in consideration of the payments and benefits described in paragraph 2 above, and other good and valuable consideration, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the Retirement Date, do fully and forever release, remise and discharge the Company, its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, and with the Company, the “Group”) from any and all claims which you had, may have had, or now have against the Group, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, including, but not limited to, claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference.

(c) Notwithstanding any provision of this paragraph 3 to the contrary, by executing this Agreement, you are not releasing any claims relating to: (i) your rights to enforce this Agreement and (ii) your rights to the Accrued Obligations under the Employment Agreement.

4. Continuing Obligations. Your obligations described in Section 9 of the Employment Agreement, which, together with Section 10 of the Employment Agreement and any referenced definitions are incorporated herein by reference and made a part hereof, will continue in accordance with the terms contained therein; provided, however, that (i) for purposes of such covenants, the Non-Compete Period (as defined in the Employment Agreement) shall extend through the expiration of the Consulting Period, and (ii) you acknowledge that to the extent any such obligations would otherwise expire by their terms prior to the end of the Consulting Period, you acknowledge and agree that, in consideration of the payments and benefits provided to you herein, such obligations shall continue through the expiration of the Consulting Period.

5. Severability. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

6. Dispute Resolution. Any controversy arising out of or relating to this Agreement or the breach hereof (other than claims for injunctive relief in connection with the covenants contained in paragraph 4) will be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association (the “AAA”) (before a single arbitrator appointed pursuant to the procedure below) and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The costs of any such arbitration proceedings will be borne equally by you and the Company; provided, however, that the arbitrator shall have the right to award to either party reasonable attorneys’ fees and costs expended in the course of such arbitration or enforcement of the awarded rendered thereunder. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrator shall be appointed in the following manner: immediately after the filing of the demand or submission, the AAA shall send simultaneously to each of you and the Company an identical list of names of persons chosen from the AAA’s panel. Each of you and the Company shall have ten (10) days from the transmittal date in which to strike names objected to, number the remaining names in order of preference, and return the list to the AAA. Each of you and the Company may strike three names on a peremptory basis. If a party does not return the list within the time specified, all persons named therein shall be deemed acceptable. From among the persons who have been approved on both lists, and in accordance with the designated order of mutual preference, the AAA shall invite the acceptance of an arbitrator to serve. If the parties fail to agree on any of the persons named, or if acceptable arbitrators are unable to act, or if for any other reason the appointment cannot be made from the submitted lists, the AAA shall have the power to make the appointment from among other members of the AAA panel without the submission of additional lists.

7. Miscellaneous.

(a) You and the Company represent and acknowledge that, in executing this Agreement, neither has relied upon any representation or statement not set forth herein. This Agreement sets forth the entire agreement between the parties hereto and, except as otherwise expressly provided, fully supersedes any and all prior negotiations, discussions, agreements or understandings between the parties hereto pertaining to the subject matter hereof. This Agreement may not be changed, amended or modified, except by writing signed by the party affected by such change, amendment or modification.

(b) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(c) This Agreement may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(d) This Agreement will be governed by and construed in accordance with the laws of the State of New York without application of conflict of law provisions.

(e) This Agreement represents the entire agreement of the parties with respect to your employment with the Company and its subsidiaries, your retirement therefrom, and your engagement as a consultant to the Company thereafter. Except as specifically set forth in paragraph 4 hereof, this Agreement shall supersede the Employment Agreement in all respects effective as of the date hereof.

(f) The Company and you acknowledge that each has read this Agreement in its entirety, fully understand its meaning and are executing this Agreement voluntarily and of your own free will with full knowledge of its significance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

By: /s/ Scott Carmilani
Name: Scott Carmilani
Title: President and Chief Executive Officer

/s/ G. William Davis, Jr.

G.	William Davis, Jr.